EXHIBIT 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Annual Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 25, 2008—International Bancshares Corporation (NASDAQ:IBOC) today reported annual net income for 2007 of $121.3 million or $1.76 per share - basic ($1.75 per share - diluted) compared to $117.0 million or $1.68 per share - basic ($1.67 per share - diluted), which represents a 3.7% increase in net income and a 4.8% increase in diluted earnings per share over the corresponding period in 2006.

Net income for the fourth quarter of 2007 was $35.4 million, or $.52 per share – basic ($.52 per share diluted) compared to $31.8 million, or $.45 per share – basic ($.45 per share diluted), which represents an 11.3% increase in net income and a 15.6% increase in diluted earnings per share over the corresponding period in 2006.

Net income increased for the year ended December 31, 2007 as compared to the year ended December 31, 2006 despite a $13.1 million, after tax, impairment charge on certain investment securities.      The impairment charge was the result of the Company’s strategic identification of certain investment securities that were sold in the second quarter of 2007 with the proceeds used to reduce Federal Home Loan Bank borrowings.  The sale of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and also improved operating ratios.  Net income for the year ended December 31, 2006 included a $8.9 million, net of tax, charge to operations as a result of the loss of a tax lawsuit with the Internal Revenue Service that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and that relates to certain leasing transactions previously discussed in Note 17 of the Notes to Consolidated Financial Statements in the Company’s 2006 annual report on Form 10K.  Because of the trial court judgment issued on March 31, 2006, the Company took the $8.9 million charge, net of tax.  Additionally, net income for the years ended December 31, 2007 and December 31, 2006 was negatively impacted due to an inverted yield curve and increasing competition for deposits.  As a result of the inverted yield curve, the Company’s interest revenue coming from its securities portfolio has been negatively affected. Because of the issues surrounding the negative yield curve, the Company has placed greater emphasis on growing its loan portfolio and potentially improving the volume of interest income derived from loans.  However, the greater emphasis on increasing loan balances comes with more risk and takes time to produce quality loans and does not guarantee the Company will achieve its goal.

Net income for 2007 and 2006 was negatively affected by the aggressive de novo branching activity of the Company.  The Company has added 70 new branches in 2007 and 2006.  The Company believes that the de novo branching will help in attracting new low cost deposits, increase non-interest income and also help with the retention of current customers as more out of market banks expand their branching activities in Texas.  The Company realizes that there is a certain amount of time before each branch becomes profitable and as a result, the de novo branching has negatively impacted earnings in the short term.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended
	December 31,
	2007	2006
	(Dollars in thousands, except per share data)
	Unaudited

Interest income	$643,573	$609,073
Interest expense	(333,340)	(319,588)
Net interest income	310,233	289,485
Provision for possible loan losses	1,762	(3,849)
Non-interest income	165,363	176,971
Non-interest expense	(300,282)	(288,677)

Income before income taxes	177,076	173,930
Minority interest in consolidated Subsidiaries	—	(40)
Income taxes	(55,764)	(56,889)

Net income	$121,312	$117,001

Net income per common share
Basic	$1.76	$1.68
Diluted	$1.75	$1.67

“I’m pleased with the Company’s earnings for 2007 despite the impairment charges on the Company’s investment securities.  During the financial sub-prime crisis, and the general anxiety regarding liquidity, the Company has maintained its sound credit underwriting standards and a sound investment strategy.  The Company is not involved in sub-prime mortgage lending and the Company has no exposure in its investment portfolio to sub-prime mortgages.  All of the mortgage-backed securities held by the Company are either fully guaranteed by the U.S. Government or issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or the Federal National Mortgage Corporation (“Fannie Mae”), which are government sponsored entities.  All securities issued by the three agencies are rated AAA.  Additionally, the Company has continued to grow its operations and enhance long term shareholder value through an aggressive de novo branch expansion knowingly resulting in a decrease in the Company’s earnings compared to prior years because of the costs associated with the expansion; however, the Company believes it is necessary to expand its existing footprints to better serve IBC’s current and future customers as well as expand IBC’s market share,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2007 were $11.2 billion compared to $10.9 billion at December 31, 2006.  Total net loans were $5.5 billion at December 31, 2007 compared to $5.0 billion at December 31, 2006. Deposits were $7.15 billion at December 31, 2007 compared to $7.0 billion at December 31, 2006.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 255 facilities and over 400 ATMs serving more than 100 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.